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                                   EXHIBIT 11


                          ALFIN, INC. AND SUBSIDIARIES

                 SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE


                                                  Three Months Ended                   Six Months Ended
                                                      January 31,                         anuary 31
                                                1996               1995           1996                 1995
                                             -----------       -----------       -----------       -----------
Net Income                                   $   741,451       $   655,698       $ 1,176,555       $   705,899
                                             -----------       -----------       -----------       -----------

Weighted average number
of shares outstanding                         11,519,311        11,402,904        11,519,311        11,402,904

Add:
   Common Stock
   Equivalents under 1983 option plan              1,032              --               1,269              --

   Common Stock
   Equivalents under 1993 option plan            103,175              --             126,866              --

   Common Stock
   Equivalents represented by Warrants             7,936              --              67,164              --
                                             -----------       -----------       -----------       -----------

Weighted average number of
Shares used in earnings per share             11,631,454        11,402,904        11,714,610        11,402,904
Earnings per share                           $      0.06       $      0.06       $      0.10       $      0.06
                                             ===========       ===========       ===========       ===========






                          ALFIN, INC AND SUBSIDIARIES



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